Exhibit 99-B.4.33
ING Life Insurance and Annuity Company
RIDER SCHEDULE
Minimum Guaranteed Withdrawal Benefit
Eligibility Requirements
Minimum Initial MGWB Base:	[$25,000]
Maximum Initial MGWB Base:	[$1,000,000] or such greater amount that we allow with Home
Office approval.
Maximum MGWB Base:	[$5,000,000]
Charges
MGWB Charge:	[0.1375%]; deducted quarterly (annual rate [0.55%])
Maximum MGWB Charge:	[0.30%]; deducted quarterly (annual rate [1.20%])
Rider Features
Rider Date:	[May 1, 2007]
Eligible Purchase Payments:	Any salary deferral amounts (excluding any amounts contributed as
Roth after-tax salary reduction amounts, if applicable) received during the Growth Phase and any transfer/rollover amounts
received within the first [12] months from the Rider Date while the
Rider is in the Growth Phase. Transfer/rollover amounts received within the first [12] months will be considered in the calculation of the Maximum Initial MGWB Base.
Ratchet Dates:	Starting [12] months from the Rider Date and occurring every [12]
months thereafter during the Growth Phase for a maximum of [10]
years.
Reset Option Date:	Starting on the Rider Anniversary following the first day the Rider enters the Withdrawal Phase and occurring every [12] months
thereafter.
Maximum Annual Withdrawal
Percentage:
	Rider Withdrawal Option	Age on the date Withdrawal Phase begins	Maximum Annual Withdrawal Percentage
	[A (Non Life)	50+	7%
	B (Life)	65+	5%]
The option may not be changed once elected.

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Investment Options
Accepted Investment Option(s):		[ING MFS Total Return Portfolio]
Fixed Allocation Investment		[ING Fixed Account
Option(s):		ING VP Intermediate Bond Portfolio
GA Account]
Restricted Investment Option(s):		[ING GET FUND Series]
Fixed Rebalancing Investment		[ING VP Intermediate Bond Portfolio]
Option:
Minimum Fixed Allocation		[25%] of the Individual Account Current Value that is invested in the
Investment Option Percentage		Conditional Investment Options
Requirement:
Automatic MGWB Rebalancing		Automatic Rebalancing will occur on the Rider Date and any Rider
Date:		Anniversary when the Minimum Fixed Allocation Investment Option
Percentage Requirement is not achieved.
If any date determined by this Rider Schedule falls on a date when the New York Stock Exchange is not open for trading, then the applicable date shall be the next date the New York Stock Exchange is open.
[The MGWB benefit may have limited usefulness in contracts funding tax-qualified plans because partial withdrawals made to satisfy Required Minimum Distribution rules might result in an adverse adjustment to the
MGWB Base or an inability to exercise the benefit altogether. If you plan to exercise the benefit before or after your required minimum distribution date, you should consider whether the benefit is appropriate for your circumstances. You should consult your tax advisor.]
[Allocations of Net Purchase Payments or Individual Account Current Value into the Restricted Investment
Option(s) are not allowed while this Rider is in effect.]
[Amounts withdrawn up to the MAW are not subject to surrender charges/fees. Amounts withdrawn in excess of the MAW are subject to any applicable surrender charges/fees.
For purposes of the following calculations, the amount of the withdrawal will be the amount after deducting any surrender charge/fee:
Determining whether the MAW has been exceeded; and
Determining the value of (a) in Section 7 of the Rider.
Example:
Amount withdrawn from Individual Account Current Value	Surrender Charge/Fee Amount	Amount of Withdrawal after Surrender Charge/Fee	Withdrawal Amount used for calculations
$1,000	($50)	$950	$950]

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Special Rules for Partial Withdrawals from Certain Investment Options
[GA Account
Withdrawals from the GA Account are subject to any applicable MVA.
For purposes of the following calculations, the amount of the withdrawal will be the amount reduced for a negative
MVA but not increased for a positive MVA:
Determining whether the MAW has been exceeded; and
Determining the value of (a) in Section 7 of the Rider
Example:
MVA Adjustment Type	Amount Withdrawn from Individual Account Current Value	MVA Adjustment Amount	Amount of Withdrawal after MVA Adjustment	Withdrawal Amount used for Calculations
Negative	$1,000	($100)	$900	$900
Positive	$1,000	$50	$1,050	$1,000]
[Fixed Plus Account
Withdrawal restrictions on amounts invested in the ING Fixed Plus Account are waived (1) only if amounts up to the MAW cannot be withdrawn from any other available Investment Option(s), and (2) only to the extent necessary to satisfy the MAW.]

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